Surge Global  Energy, Inc.
990 Highland Drive, Suite 206
Solana Beach, CA 90275

November  30, 2010
Mr. E. Jamie Schloss
990 Highland Drive, Suite 206
Solana Beach, CA 90275

RE:  AMENDED EMPLOYMENT AGREEMENT

Dear Mr. Schloss:

This letter confirms the revised terms of your amended employment agreement with Surge Global Energy, Inc. (hereafter “Surge), as follows:

1.	The term of your amended Employment Agreement will be extended by four months from January 1, 2011 until April 30, 2011.
2.
For the balance of the term of your employment contract, your base salary shall remain at $10,500 per month, of which $8,000 per month will be paid in paid in cash on a semi-monthly basis and $2,500 per month shall be deferred, with such deferral retroactive to September 1, 2010 under the terms set forth below.  If Surge receives additional financing or availability of cash resources from any source (a "Liquidity Event") Surge has the right to pay you such deferred amount in cash in lieu of stock, at Surge’s election.  All deferred salary not paid in cash can be converted by you to shares of Andora Energy, Inc. common stock at $0.60 per share at any time the deferred amount remains unpaid. For the four months ended December 31, 2010, a total of 16,667 shares of Andora Energy stock will be transferred to you or your designee and the Company will promptly take all steps necessary to effect this transfer prior to December 31, 2010, unless Surge elects to pay the deferred amount in cash.  Surge’s notice to pay this deferred amount in cash, in lieu of Andora stock, shall be in writing by Surge to you prior to the end of each calendar month.

3.
All loan advances made by you to Surge to date totaling $47,000.00, or as increased from time to time hereafter, shall all be promptly repaid to you from funds received from a Liquidity Event. If a Liquidity Event does not occur by December 17, 2010, you will have the right, but not the obligation, to convert all or part of any advances owed to you into Andora shares at $0.60 per Andora share on the same terms as set forth in Paragraph 2.

4.	All other terms and conditions not amended herein shall be the same as your prior amended employment agreement.

Yours truly,

/s/Charles V. Sage
Surge Global Energy, Inc.
By its:

AGREED AND ACCEPTED:

/s/ E. Jamie Schloss
E. Jamie Schloss